Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Baltimore, Maryland, 21202

(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	(212) 850-5681
Media: Andy Maas
(212) 850-5631

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS RECORD FIRST QUARTER RESULTS

•    Revenues Increase 34.9 Percent to $307 Million

•    EPS Increase 63.9 Percent to $0.59 Per Share

•    New Five-Year Plan Cites Revenue Goal of $2.5 Billion by 2012

•    2008 Outlook Raised to Revenues of $1.300 - $1.375 Billion, EPS of $2.50-$2.63

BALTIMORE, May 7, 2008 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the first quarter ended March 31, 2008.

First Quarter Results

For the first quarter of 2008, revenues increased 34.9 percent to a record $307.1 million compared to revenue of $227.7 million in the prior year period. Earnings per diluted share increased 63.9 percent to $0.59, compared to earnings per diluted share of $0.36 in the prior year period, despite a 24.0 percent increase in the weighted average shares outstanding from the prior year period. Earnings from operations before interest, taxes, depreciation and amortization and litigation settlement losses (EBITDA) increased 53.2 percent to $68.0 million, also a record, compared to EBITDA of $44.4 million in the prior year period.

Jack Dunn, President and CEO of FTI, said, “The first quarter was clearly an excellent one for our company. It was marked by strong demand, exceptional organic growth, and the continued execution of our strategic, disciplined acquisition program. The keys to this outstanding performance, and the keys to the differentiation of FTI in the marketplace, continue to be our total commitment to a global platform, our broad array of diversified services, our intellectual capital and our technology.

“In addition, the global credit crisis in its various forms continued to be a significant driver of work across all of our business segments. Sub-prime issues remained unresolved and the housing market continued to erode, undermining consumer net worth and confidence. During the quarter, our organic revenue growth accelerated to 30% and was particularly strong in our Technology segment, which grew 71%. This exceptional performance also allowed us to achieve margins significantly better than the norm we experience in the first quarter.

“On the acquisition front, we had one of the most productive periods for M&A activity in our history, closing seven acquisitions in the first quarter of 2008 and an additional two acquisitions in the first week of April. These additions expand our capabilities, increase our domain expertise and deepen our market penetration. We have added over 400 talented professionals strategically located in the key financial markets around the world and we welcome them to FTI. Given their respective completion dates, the acquisitions did not have a material effect on the first quarter results.

•

The largest of these was the purchase of The Schonbraun McCann Consulting Group, the leading consultant to the real estate industry. This squarely positions us to take advantage of the burgeoning restructuring and advisory opportunities in that industry. Additionally, it helps form the lynchpin of an international, cross-segment product offering in the area of real estate, construction and related financial services.

•

Strategically, the acquisition of Forensic Accounting in the U.K. allowed us to expand our Forensic and Litigation Consulting services to Europe. In the Strategic Communications segment we expanded our services into Brussels, the capital of the European Economic Union. Additional acquisitions in Forensic and Litigation Consulting bolstered our international presence, notably in London and the Middle East, in the construction area, and expanded our investigation and technology offerings in Asia and Latin America. Finally, an acquisition in Technology significantly increased our capability in the Pacific Rim.

“FTI continues to benefit from our acquisition strategy. We believe identifying, acquiring and integrating like minded professionals is a core competency of our firm. Going forward, we have a full acquisition pipeline, significant managerial resources and adequate cash and available financing to continue our growth strategy. We will continue to aggressively pursue acquisitions during the remainder of 2008.”

At March 31, 2008, cash and cash equivalents were $227.1 million with total debt outstanding of $569.5 million. No borrowings were outstanding under the Company’s senior bank $150 million revolving credit facility.

Fully diluted weighted average common shares outstanding increased 24.0 percent to 52.7 million as of the period ended March 31, 2008, compared to 42.5 million as of the period ended March 31, 2007, primarily due to the Company’s offering of 4,830,000 shares during the fourth quarter of 2007, stock option exercises and the direct effect of a higher average share price on the calculation of fully diluted shares outstanding associated with the Company’s convertible notes and stock options.

Total headcount as of March 31, 2008, was 2,829 compared to 2,157 in the prior year period. Total headcount is approximately 3,094 as of May 1, 2008. Annualized turnover was 13.6 percent in the first quarter of 2008.

First Quarter Business Segment Results

Technology

Revenue growth in the Technology segment was again exceptional, increasing 71.1 percent to $56.5 million compared to $33.1 million in the prior year period. Segment EBITDA increased 119.9 percent to $23.3 million from $10.6 million in the prior year period. Segment EBITDA margin expanded to 41.3 percent of revenue from 32.1 percent in the prior year period. The excellent performance in the quarter included two very large, short term matters. The segment continued to experience significant demand from class action proceedings, merger and acquisition activity, governmental and internal investigations. The segment is differentiated in the market by its ability to process extremely large volumes and highly complex data, global presence, multilingual capabilities and vertical market expertise in the pharmaceutical, financial services, banking, hedge fund and private equity industries. Margins increased due to increased revenue and the continuing shift in mix from consulting fee-based services to the more profitable and recurring subscription-based and on-demand software licensing and processing fees.

During the quarter the Company purchased Strategic Discovery, Inc. (SDI), a premier firm in the litigation discovery industry. SDI extends the presence of FTI’s Technology segment into the Northern California market, accelerates its expansion into the corporate marketplace and, by leveraging SDI’s work with its Asian clients, will serve as a bridge for FTI’s eDiscovery products and services into that rapidly-growing and important market.

As an ongoing part of the acquisition strategy designed to broaden its proprietary intellectual capital, the segment is continuing to evaluate several technology companies whose offerings would be very complimentary to its existing product portfolio.

Corporate Finance/Restructuring

Revenue growth in the Corporate Finance/Restructuring segment continued to accelerate, increasing 27.7 percent to $79.3 million compared to $62.1 million in the prior year period. Segment EBITDA increased 46.8 percent to $21.9 million from segment EBITDA of $14.9 million in the prior year period. Segment EBITDA margins expanded to 27.6 percent of revenue from 24.0 percent in the prior year period. The segment again saw strong demand in middle market cases, primarily due to restructuring activity in the sub-prime mortgage, financial institution and housing-related markets. The segment is experiencing increasing demand from sectors that are affected by the housing downturn, such as building materials, retail, consumer durables and monoline insurers. There was also strong demand from the healthcare sector for both consulting and restructuring services, including productivity and profit improvement services especially in the revenue cycle, supply chain and managed care areas. The U.K. practice continued to grow with several significant multi-national assignments demonstrating the recently expanded geographic reach of this segment. Margins were the beneficiary of strong revenue growth and higher success fees in the quarter.

Economic Consulting

Revenue in the Economic Consulting segment increased 41.0 percent to $56.4 million compared to $40.0 million in the prior year period. Segment EBITDA increased 19.9 percent to $13.3 million from segment EBITDA of $11.1 million in the prior year period. Segment EBITDA margin was 23.6 percent of revenue compared to 27.8 percent in the prior year period. The strong revenue growth was caused by credit and liquidity issues and strategic M&A assignments in sectors such as financial services, hospital, airline and internet/IT. The segment’s revenue performance was also due to financial consulting engagements relating to transactions in which private equity buyers have been unwilling or unable to consummate acquisitions at originally agreed prices, and the increasing incidence of private actions against companies and boards of directors, alleging various forms of negligence. The lower margin compared to first quarter 2007 was due primarily to the hiring of a prominent economist and the normal lag between the commencement of his employment and the full contribution to revenue resulting from his efforts. In addition, the margins continue to be burdened by non-cash compensation expense resulting from the variable accounting treatment for certain options driven by the strong performance of FTI’s common stock.

Strategic Communications

In the Strategic Communications segment, revenue increased 42.9 percent to $54.6 million from $38.2 million in the prior year period. Segment EBITDA increased 27.2 percent to $12.7 million, or 23.2 percent of revenue, from $10.0 million, or 26.1 percent of revenue, in the prior year period. Revenue from project work for M&A transactions and public offerings has decreased consistent with the slowdown in the capital markets. To date, this revenue has been largely replaced by crisis communication engagements from major companies facing financial stress or operating issues, often resulting from the global credit crisis. The segment continued to grow its recurring revenue base from retained clients in its core markets in Europe and North America. Ongoing growth in Asia, Australia, Latin America and the Middle East, and growth from acquisitions completed during 2007 and the first quarter of 2008 also contributed to the first quarter. The lower margin percentage reflects an increase in pass-through revenue as a percent of revenue.

During the quarter the Company acquired Blueprint Partners, a leading public affairs and strategic communications consultancy in Brussels. Blueprint brings FTI its first presence in one of the world’s key regulatory and political hubs.

Forensic and Litigation Consulting

Revenue in the Forensic and Litigation Consulting (FLC) segment increased 10.8 percent to $60.3 million compared to $54.4 million in the prior year period. Segment EBITDA was $14.7 million, compared to EBITDA of $14.1 million in the prior year period. As a percentage of revenue, the segment’s first quarter EBITDA margin was 24.3 percent, compared to 25.9 percent in the prior year period. Revenue in the quarter increased due to continued strong momentum in the investigations business, particularly in Latin America, revenue growth in the financial consulting and construction practices, contributions from acquisitions and increased billing rates.

Late in the quarter, FLC increased its capacity to serve the international construction industry with the acquisitions of Washington, DC-based Rubino & McGeehin Consulting Group, Inc. (RMCG) and London-based Brewer Consulting Ltd. It also enhanced the presence of its International Risk and Investigations practice in China with the acquisition of Thomson Market Services, LTD, and in Brazil and greater Latin America, with the acquisition of TSC Brasil Limitada. Finally, the acquisition of London-based Forensic Accounting in April gives FLC a foundation on which to build its forensic accounting practice in the U.K and Continental Europe.

New Five Year Plan: “FTI 2012”

In 2007, the Company achieved the key objectives of “Vision 2009,” the five year plan established in 2004. After a six month process including client focus groups, cross segment teams and the input of over 100 of our leading professionals, the Company has embarked upon a new five year plan, “FTI 2012”. The key goals are to:

•	Grow annual revenue to $2.5 billion primarily through organic growth and supplemented by acquisitions designed to take advantage of FTI’s geographical footprint.

•	Broaden its service offerings and strengthen its expertise in key industries.

•	Sustain EBITDA margins, excluding FAS 123R expense, of 25 percent.

•	Generate 30-35 percent of revenue internationally.

•	Continue to maintain a strong Balance Sheet.

Mr. Dunn noted, “We have set ambitious new goals that combine a proper mix of aggressiveness and achievability, which we believe will continue to generate attractive returns for our shareholders. We expect to reach these goals by maintaining our current strategy of investing in the FTI brand to remain the gold standard for event-driven consulting and continuing to be the firm that attracts and retains the best professionals around the globe – the people who apply their intellect and energy to solve the most complex issues faced by our clients.”

2008 Outlook

Based on exceptionally strong results in the first quarter and the current level of activity, the Company’s outlook for 2008 is for $1.3 billion to $1.375 billion of revenue and $2.50 to $2.63 of EPS. Consistent with its long standing practice, the Company will provide a full and comprehensive review after the second quarter and update guidance at that point.

First Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss first quarter financial results at 9:00 a.m. Eastern time on May 7, 2008. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,000 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Note: We use earnings before interest, taxes, depreciation and amortization plus litigation settlement losses, net (“EBITDA”) in evaluating our financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks including statements related our future financial results, goals and plans. There can be no assurance that actual results will not differ from the company’s expectations. The Company has experienced fluctuating revenue, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A.

Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenues	$307,102	$227,725

Operating expenses
Direct cost of revenues	172,521	126,181
Selling, general and administrative expense	72,572	60,358
Amortization of other intangible assets	2,898	2,737

	247,991	189,276

Operating income	59,111	38,449

Other income (expense)
Interest income	3,081	496
Interest expense and other	(10,388)	(10,964)
Litigation settlement losses, net	(1)	(741)

	(7,308)	(11,209)

Income before income tax provision	51,803	27,240
Income tax provision	20,514	11,978

Net income	$31,289	$15,262

Earnings per common share - basic	$0.65	$0.37

Weighted average common shares outstanding - basic	48,325	41,498

Earnings per common share - diluted	$0.59	$0.36

Weighted average common shares outstanding - diluted	52,717	42,518

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount
	(in thousands)
Three Months Ended March 31, 2008
Technology	$56,535	$23,322	41.3%	N/M	N/M	375
Corporate Finance/Restructuring	79,283	21,910	27.6%	83%	$440	427
Economic Consulting	56,415	13,316	23.6%	90%	$442	234
Strategic Communications	54,614	12,679	23.2%	N/M	N/M	571
Forensic and Litigation Consulting	60,255	14,656	24.3%	75%	$377	597

	$307,102	85,883	28.0%	N/M	N/M	2,204

Corporate		(17,849)

EBITDA (1)		$68,034	22.2%

Three Months Ended March 31, 2007
Technology	$33,050	$10,607	32.1%	N/M	N/M	273
Corporate Finance/Restructuring	62,102	14,928	24.0%	86%	$414	325
Economic Consulting	39,997	11,108	27.8%	85%	$398	209
Strategic Communications	38,213	9,971	26.1%	N/M	N/M	419
Forensic and Litigation Consulting	54,363	14,105	25.9%	77%	$338	402

	$227,725	60,719	26.7%	N/M	N/M	1,628

Corporate		(16,316)

EBITDA (1)		$44,403	19.5%

(1)	We use earnings before interest, taxes, depreciation, amortization (“EBITDA”) and EBITDA excluding special charges (“adjusted EBITDA”) in evaluating the company’s financial performance. EBITDA is not a measurement under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization and amortization of intangible assets plus litigation settlements. This measure may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as a supplement to operating income, net income and other GAAP measures, is a useful indicator of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.
(2)	The majority of the Technology and Strategic Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND SPECIAL CHARGES

(unaudited)

Three Months Ended March 31, 2008	Technology	Corporate Finance	Economic Consulting	Strategic Communications	Forensic and Litigation Consulting	Corp HQ	Total
Net income							$31,289
Interest income							(3,081)
Interest expense and other							10,388
Litigation settlement losses							1
Income tax provision							20,514

Operating income	$20,417	$21,349	$12,263	$10,806	$13,519	$(19,243)	59,111
Depreciation	2,342	521	483	662	624	1,394	6,026
Amortization of other intangible assets	563	40	570	1,212	513	—	2,898
Litigation settlement losses				(1)			(1)

EBITDA (1)	23,322	21,910	13,316	12,679	14,656	(17,849)	68,034

Three Months Ended March 31, 2007
Net income							$15,262
Interest income							(496)
Interest expense and other							10,964
Litigation settlement losses							741
Income tax provision							11,978

Operating income	$8,929	$15,136	$9,610	$8,737	$13,157	$(17,120)	38,449
Depreciation	1,361	301	345	497	459	995	3,958
Amortization of other intangible assets	317	41	1,153	737	489		2,737
Litigation settlement losses	—	(550)	—	—	—	(191)	(741)

EBITDA (1)	10,607	14,928	11,108	9,971	14,105	(16,316)	44,403

(1)	We use earnings before interest, taxes, depreciation, amortization (“EBITDA”) in evaluating the company’s financial performance. EBITDA is not a measurement under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization and amortization of intangible assets plus litigation settlements. This measure may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as a supplement to operating income, net income and other GAAP measures, is a useful indicator of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(in thousands)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)
Operating activities
Net income	$31,289	$15,262
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	6,026	3,958
Amortization of other intangible assets	2,898	2,737
Provision for doubtful accounts	4,546	2,199
Non-cash share-based compensation	6,706	5,389
Excess tax benefits from share-based compensation	(2,642)	(679)
Non-cash interest expense	755	891
Other	(171)	22
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(59,084)	(27,586)
Notes receivable	1,655	(24,476)
Prepaid expenses and other assets	(1,974)	842
Accounts payable, accrued expenses and other	2,226	17,695
Accrued special charges	(1,220)	(3,235)
Income taxes	17,787	1,667
Accrued compensation	(18,077)	(25,324)
Billings in excess of services provided	(830)	654

Net cash (used in) operating activities	(10,110)	(29,984)

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(93,636)	(19,003)
Purchases of property and equipment	(7,525)	(13,789)
Other	(27,371)	240

Net cash (used in) investing activities	(128,532)	(32,552)

Financing activities
Borrowings under revolving line of credit	—	15,000
Payments of revolving line of credit	—	(15,000)
Payments of long-term debt	(6,335)	(11)
Issuance of common stock under equity compensation plans	8,582	7,948
Excess tax benefit from share based compensation	2,642	679

Net cash provided by financing activities	4,889	8,616

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	358	180

Net decrease in cash and cash equivalents	(133,395)	(53,740)
Cash and cash equivalents, beginning of period	360,463	91,923

Cash and cash equivalents, end of period	$227,068	$38,183

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

(in thousands, except per share amounts)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$227,068	$360,463
Accounts Receivable
Billed	230,319	190,900
Unbilled	113,403	84,743
Allowance for doubtful accounts and unbilled services	(36,297)	(30,467)

	307,425	245,176
Notes receivable	11,809	11,687
Prepaid expenses and other current assets	32,946	33,657
Deferred income taxes	10,513	10,544

Total current assets	589,761	661,527

Property and equipment, net	69,637	67,843
Goodwill	990,247	940,878
Other intangible assets, net	96,350	84,673
Notes receivable, net of current portion	50,476	52,374
Other assets	83,901	51,329

Total assets	$1,880,372	$1,858,624

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$73,705	$103,410
Accrued compensation	84,190	102,054
Current portion of long-term debt	152,199	157,772
Billings in excess of services provided	17,006	17,826

Total current liabilities	327,100	381,062

Long-term debt, net of current portion	417,321	415,653
Deferred income taxes	54,564	49,113
Other liabilities	43,884	40,546

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 75,000 shares issued and outstanding — 49,640 (2008) and 48,979 (2007)	496	490
Additional paid-in capital	635,106	601,637
Retained earnings	392,347	361,058
Accumulated other comprehensive income	9,554	9,065

Total stockholders’ equity	1,037,503	972,250

Total liabilities and stockholders’ equity	$1,880,372	$1,858,624